Exhibit 10.3

Execution Version

GUARANTY

GUARANTY, dated as of July 31, 2020, by EXANTAS CAPITAL CORP., a Maryland corporation (the “Guarantor”), and each of Exantas Real Estate Funding 2018-RS06 Investor, LLC (“RS06”), Exantas Real Estate Funding 2019-RS07 Investor, LLC (“RS07”), Exantas Real Estate Funding 2020-RS08 Investor, LLC (“RS08” and together with RS06 and RS07, collectively, the “Applicable Subsidiaries” and each, an “Applicable Subsidiary”), in favor of the Secured Parties under, and as defined in, the Loan and Servicing Agreement referred to below (together with the Guarantor and the Applicable Subsidiaries, the “Parties” and each, a “Party”).

The Guarantor owns, directly and indirectly, all of the equity interests of RCC REAL ESTATE SPE HOLDINGS LLC, Delaware limited liability company (“Holdings”), RCC REAL ESTATE SPE 9 LLC, Delaware limited liability company (the “Borrower”), and each of the Applicable Subsidiaries.

The Borrower is indebted to the Secured Parties pursuant to the Loan and Servicing Agreement dated as of the date hereof (as amended, restated, supplemented, replaced or otherwise modified, the “Loan and Servicing Agreement”), among Holdings, the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Massachusetts Mutual Life Insurance Company, as facility servicer, ACRES Capital Servicing LLC, as portfolio asset servicer, and Wells Fargo Bank, National Association, as collateral custodian. It is a condition under the Loan and Servicing Agreement that the Guarantor and the Applicable Subsidiaries have executed and delivered this Guaranty. The Guarantor will obtain substantial direct and indirect benefits from the extensions of credit made by the lenders under the Loan and Servicing Agreement.

Accordingly, the Parties agree as follows:

SECTION 1. INTERPRETATION:

Capitalized terms used in this Guaranty and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement. As used in this Guaranty, the plural includes the singular and the singular includes the plural. All pronouns and any variations thereof refer to masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require. As used in this Guaranty, “include,” “includes” and “including” have the inclusive meaning of “including without limitation.” Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Guaranty.

SECTION 2. GUARANTY:

2.1 Guarantee. The Guarantor hereby, irrevocably and unconditionally, guarantees to the Secured Parties the payment of the Guaranteed Obligations as and when such Guaranteed Obligations are due and payable, whether by lapse of time, by acceleration of maturity or otherwise. “Guaranteed Obligations” means the (a) the full amount of the Obligations then due and payable, and whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and interest accruing thereon following the commencement of any bankruptcy, insolvency, reorganization, receivership or similar proceeding under any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally (each, an “Insolvency Proceeding”) by or against a Loan Party at the applicable rate specified for the advances in the Loan and Servicing Agreement, whether or not such interest is allowed as a claim in such Insolvency Proceeding and (b) all losses, fees, costs and expenses (including, all court costs and reasonable attorneys’ and paralegals’ fees, costs and expenses) paid or incurred by the

Secured Parties in (i) endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, a Loan Party relating to the Loan and Servicing Agreement, the other Transaction Documents or the transactions contemplated thereby, (ii) taking any action with respect to any collateral securing the Obligations or the Guarantor’s obligations and (iii) preserving, protecting or defending the enforceability of, or enforcing, this Guaranty or the Secured Parties’ rights or remedies under this Guaranty or applicable law, together with interest on such losses, fees, costs and expenses from the date of demand under this Agreement until paid in full at the applicable rate specified for the advances in the Loan and Servicing Agreement.

2.2 Nature of Guarantee. The guarantee hereunder is a guarantee of payment and not of collection. The Guarantor expressly waives any requirement that the Secured Parties exhaust any right, remedy or power or proceed against the Loan Parties under the Transaction Documents or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The guarantee hereunder is a continuing guarantee and applies to all Guaranteed Obligations whenever arising. The guarantee hereunder is absolute and unconditional, irrespective of the value, genuineness or enforceability of the obligations of the Loan Parties under the Loan and Servicing Agreement or any other agreement, instrument or other document executed or delivered in connection therewith, any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations or to the fullest extent permitted by applicable law, any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

2.3 Guarantee Irrevocable. The Guarantor may not revoke this Guaranty and this Guaranty continues to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by the Guarantor.

2.4 Limitation on Guarantee. In any Insolvency Proceeding or any action or proceeding involving any corporate or other organizational law, if the Guarantor’s obligations hereunder would, taking into account any of the Guarantor’s rights to contribution, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then notwithstanding any other provision hereof to the contrary, the amount of such liability is automatically limited and reduced, without any further action by the Guarantor, the Secured Parties or any other Person, to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

2.5 Reinstatement of Guaranteed Obligations. If at any time payment of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Guaranteed Obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made, then this Guaranty is reinstated and the Guaranteed Obligations are deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 3. WAIVERS:

3.1 Guarantee Absolute. Without limiting the generality of any other provision of this Guaranty, the Guarantor’s obligations hereunder are not released, diminished, impaired, reduced or adversely affected by any of the following:

(A)

the unenforceability of all or any part of the Guaranteed Obligations or any agreement, instrument or other document executed or delivered in connection with the Guaranteed Obligations for any reason whatsoever;

(B)

any performance or nonperformance of any of the agreements or covenants of the Transaction Documents or any extension of the time for performance of, or the waiver of compliance with, any of the Guaranteed Obligations at any time or from time to time;

(C)	any acceleration of the maturity of any of the Guaranteed Obligations;

(D)

any renewal, extension, increase, amendment or other modification of any of the Guaranteed Obligations in any respect, any waiver, forbearance, indulgence or compromise of any right under the Loan and Servicing Agreement or any other Transaction Document or any assignment, transfer or other disposition of all or part of the Secured Parties’ interests under the Transaction Documents;

(E)	the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(F)

any full or partial release of a Loan Party any other guarantor of the Guaranteed Obligations or any release, exchange or other disposition, in whole or in part, of any security for any of the Guaranteed Obligations;

(G)	any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations being unperfected;

(H)

any failure or delay of the Secured Parties to exercise any of its rights or remedies under the Transaction Documents or applicable law or with respect to any other guarantee of, or security for, any of the Guaranteed Obligations;

(I)	any Insolvency Proceeding of a Loan Party, the Guarantor or any other guarantor of the Guaranteed Obligations;

(J)

any dissolution of a Loan Party, the Guarantor or any other guarantor of the Guaranteed Obligations, any sale, lease, transfer or other disposition of any or all of such Person’s assets or any reorganization, merger or consolidation of any such Person;

(K)	any failure of the Secured Parties to notify the Guarantor of any of the foregoing; or

(L)

any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations or the security and collateral therefor, whether such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof.

3.2 Waivers. The Guarantor hereby waives:

(A)	diligence, presentment, demand of payment, notice of dishonor and protest;

(B)

all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to the Guarantor or other surety by reason of Applicable Law;

(C)	any rights or defenses the Guarantor or other surety may have in respect of its obligations as a guarantor or other surety by reason of any election of remedies by the Secured Parties; and

(D)

any common law, equitable, statutory or other rights (including rights to notice) that the Guarantor might otherwise have as a result of or in connection with any of the circumstances described in Section 3.1.

3.3 Subrogation. So long as this Guaranty is in effect, the Guarantor shall not exercise any right or remedy arising by reason of its performance of its guarantee, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against a Loan Party or any other guarantor of the Guaranteed Obligations or any security therefor.

SECTION 4. REPRESENTATIONS:

The Guarantor makes the following representations to the Secured Parties, which representations survive the execution and delivery of this Guaranty:

(A)

the execution and delivery of this Guaranty and the performance of its obligations hereunder (a) are within the Guarantor’s organizational power and authority, (b) have been authorized by all necessary organizational action by the Guarantor and (c) do not require the consent or approval of any other Person other than any consent or approval that has been obtained;

(B)	the written information with respect to the Specified CLO Assets that is provided to the Initial Lender is true and correct as of the date so provided;

(C)	the Guarantor and its subsidiaries, taken as a whole, are “solvent” within the meaning give that term and similar terms under applicable laws relating to fraudulent transfers or conveyances;

(D)

the Guarantor has received, or will receive, direct or indirect substantial benefits from the extensions of credit made by the lenders under the Loan and Servicing Agreement and the making of this Guaranty with respect to the Guaranteed Obligations; and

(E)	neither a Secured Party nor any other Person has made any representation, warranty or statement to such Person to induce such Person to execute this Guaranty.

Each Applicable Subsidiary makes, severally, the following representations to the Secured Parties, which representations survive the execution and delivery of this Guaranty:

(A)

the execution and delivery of this Guaranty and the performance of its obligations hereunder (a) are within such Applicable Subsidiary’s organizational power and authority, (b) have been authorized by all necessary organizational action by such Applicable Subsidiary and (c) do not require the consent or approval of any other Person other than any consent or approval that has been obtained;

(B)	the written information with respect to the Specified CLO Assets that is provided to the Initial Lender by such Applicable Subsidiary is true and correct as of the date so provided; and

(C)	neither a Secured Party nor any other Person has made any representation, warranty or statement to such Applicable Subsidiary to induce such Applicable Subsidiary to execute this Guaranty.

SECTION 5. COVENANTS:

5.1 Indebtedness. Nether the Guarantor nor any Applicable Subsidiary shall create, incur, assume or suffer to exist any indebtedness for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type (“Indebtedness”) other than:

(A)	Indebtedness hereunder;

(B)	Indebtedness existing on the date hereof and any Permitted Refinancing thereof;

(C)	Indebtedness described in Section 5.2(G);

(D)	Indebtedness of the Guarantor that is junior in right of payment to the payment of the Guaranteed Obligations by the Guarantor;

(E)	Indebtedness under the Senior Notes and any Permitted Refinancing thereof;

(F)	Indebtedness under the Convertible Notes and any Permitted Refinancing thereof;

(G)	guarantees of Warehouse Lines in an aggregate committed amount not to exceed $100,000,000 at any time outstanding;

(H)	Indebtedness incurred in respect of bona fide hedge obligations in the ordinary course of business and not for speculative purposes;

(I)	intercompany Indebtedness with its subsidiaries;

(J)

Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(K)

Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(L)	Indebtedness consisting of the financing of insurance premiums payable within one (1) year;

(M)	Disqualified Equity Interests; and

(N)	Indebtedness in an aggregate principal amount, together with all Indebtedness incurred under this clause (N) by any other Person, not exceeding $30,000,000 at any time outstanding.

As used in this Section 5.1, the following terms have the following meanings:

“Convertible Notes” means $143,750,000 in aggregate principal amount of the Guarantor’s 4.50% convertible senior notes due 2022 issued pursuant to the indenture among the Guarantor, as issuer, and Wells Fargo Bank, National Association, as may be amended, modified, amended and restated or supplemented from time to time.

“Disqualified Equity Interest” means any equity interest that, by its terms (or the terms of any security or other equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for indebtedness or any other equity interest that would constitute Disqualified Equity Interests.

“Permitted Refinancing” means any Indebtedness (“Refinancing Indebtedness”) issued in exchange for, or to refinance, renew, replace, defease, discharge or refund, any other Indebtedness (“Refinanced Indebtedness”); provided that the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued interest thereon and the amount of all out-of-pocket fees, expenses and premiums incurred in connection with such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding).

“Senior Notes” means $125,000,000 (plus any increase due to paid in kind interest) in aggregate principal amount of the Guarantor’s 12.00% senior notes due 2027 issued pursuant to the note purchase agreement among the Guarantor, as issuer, and the purchasers signatory thereto, as may be amended, modified, amended and restated or supplemented from time to time.

“Warehouse Lines” means warehouse lines of credit, repurchase agreements and Indebtedness secured by commercial real estate mortgage loans and other commercial real estate-related debt investments (including any instrument evidencing the same and any instrument, security or other asset acquired through collection efforts with respect to the same), equity interests issued by the borrower or seller party thereto, and all files, documents, agreements, real estate, collections and other related rights and assets.

5.2 Liens. Neither the Guarantor nor any Applicable Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(A)

Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(B)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(C)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(D)

deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(E)

easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of such Person;

(F)	Liens securing judgments for the payment of money;

(G)

Liens securing capital leases and purchase money obligations for fixed or capital assets so long as (i) such Liens do not at any time encumber any property other than the property financed by such indebtedness and (ii) the indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(H)

Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(I)	any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses entered into in the ordinary course of business;

(J)

leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of such Person or (ii) secure any Indebtedness; and

(K)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

5.3 Material CLO Modifications. Subject to the following sentence, the Guarantor and the Applicable Subsidiary holding such Specified CLO Asset shall give prior written notice to the Lenders of any Material CLO Modification with respect to a Specified CLO Asset. If notified by the Guarantor and such Applicable Subsidiary, the Majority Lenders shall have ten Business Days to consent or decline to consent to such Material CLO Modification. Whether or not such notice is given or such consent is obtained, the Guarantor or the Applicable Subsidiary, as the case may be, may proceed with such Material CLO Modification, but, if such consent is not obtained, the Borrower shall make any necessary adjustments to the calculation of Value and Total Portfolio Value as a result thereof as required by the Loan and Servicing Agreement. For the avoidance of doubt, if the Majority Lenders do not respond to the request for consent for any proposed Material CLO Modification within the ten Business Day period such consent shall be deemed to have been declined.

5.4 Payment By Guarantor. If any part of the Guaranteed Obligations are not paid when due, whether at demand, maturity, acceleration or otherwise, the Guarantor shall, immediately upon demand by the Secured Parties (or by the Administrative Agent on behalf of the Secured Parties, at the direction of the Secured Parties) and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, pay in lawful money of the United States of America the amount due on the Guaranteed Obligations to the Secured Parties at the Secured Parties’ address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of any of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand is deemed made, given and received in accordance with the notice provisions hereof.

5.5 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the Guarantor’s obligations hereunder are not reduced, discharged or released because or by reason of any existing or future offset, claim or defense of a Loan Party or any other Person against a Secured Party or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

5.6 Acceleration of Obligations. As between the Guarantor and the Secured Parties, the Borrower’s obligations under the Transaction Documents may be declared to be due and payable (and are deemed to have become automatically due and payable in the circumstances provided in the Loan and Servicing Agreement) while an Event of Default has occurred and is continuing for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against a Loan Party and in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether due and payable by the Loan Parties) immediately become due and payable by the Guarantor for purposes of this Guaranty.

5.7 Set-Off. If an Event of Default has occurred and is continuing, the Secured Parties and their respective Affiliates are authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all indebtedness at any time owing by such Secured Party or Affiliate to or for the credit or the account of the Guarantor against any and all of the Guaranteed Obligations, irrespective of whether or not the Secured Parties have made any demand under this Guaranty. Each Secured Party shall notify the Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 6. MISCELLANEOUS:

6.1 Governing Law. This Guaranty is governed by, and construed in accordance with, the laws of the State of New York.

6.2 Expenses. The Guarantor shall reimburse the Secured Parties for any and all out-of-pocket expenses and charges (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Secured Parties in connection with the enforcement of this Guaranty. Any and all costs and expenses incurred by the Guarantor in the performance of actions required pursuant to the terms of this Guaranty are borne solely by the Guarantor.

6.3 Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions of this Guaranty; and the invalidity of a particular provision in a particular jurisdiction does not invalidate such provision in any other jurisdiction.

6.4 Integration. This Guaranty constitutes the entire contract among the Parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

6.5 Notices. All notices and other communications provided for in this Guaranty must be in writing and will be deemed to have been duly given (a) when received if personally delivered, (b) within five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) upon receipt after being sent by facsimile or electronic transmission, with confirmed answer back or receipt, during normal business hours on a Business Day or otherwise on the next occurring Business Day or (d) within one Business Day of being sent by priority delivery by established overnight courier to the parties at their respective addresses set forth as follows:

(i)	if to the Secured Parties:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

E-mail: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – RCC REAL ESTATE SPE 9, LLC

(ii)	if to the Guarantor or any Applicable Subsidiary:

c/o ACRES Capital Corp.

865 Merrick Avenue, Suite 200S

Westbury, New York 11590

Attention: Mark Fogel

Facsimile No.: 516-500-9149

E-mail: mf@acrescap.com

Any Party may change its address, telephone, email or facsimile number for notices and other communications hereunder by notice to the other Party.

6.6 Amendments. Neither this Guaranty nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the Guarantor, the Applicable Subsidiaries and the Administrative Agent (at the direction of the Secured Parties).

6.7 No Implied Waivers. No failure to exercise and no delay in exercising any right or remedy under this Guaranty operates as a waiver thereof. No single or partial exercise of any right or remedy under this Guaranty, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy. No waiver or consent under this Guaranty is applicable to any events, acts or circumstances except those specifically covered thereby.

6.8 Successors and Assigns. This Guaranty is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns. Neither the Guarantor nor any Applicable Subsidiary may assign or transfer any of its interests or rights, or delegate its duties or obligations, under this Guaranty, in whole or in part, without the prior written consent of the Lenders. The Lenders may assign or transfer any of their respective its interests, rights or remedies, and delegate its duties or obligations, under this Guaranty in connection with an assignment or transfer of its interests under the Loan and Servicing Agreement. Nothing in this Guaranty, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

6.9 Submission to Jurisdiction; Waiver of Jury Trial.

(A)

The Parties agree that any action or proceeding with respect to this Guaranty or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York and each Party submits to the jurisdiction of such court for the purpose of any such action, proceeding or judgment.

(B)

Each Party irrevocably consents to service of process in the manner provided for notice in Section 6.5. Nothing in this Guaranty affects the right of any Party to service process in any other manner permitted by applicable law.

(C)

Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in Section 6.9(A). Each Party irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D)

EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER REASON).

6.10 Termination. This Guaranty continues in effect (notwithstanding the fact that from time to time there may be no Guaranteed Obligations outstanding) until the Facility Termination Date.

6.11 Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by electronic transmission is as effective as delivery of a manually executed counterpart of this Guaranty.

6.12 Obligations Several. The representations, covenants and other agreements and obligations of the Guarantor and the Applicable Subsidiaries are several and not joint.

(Signature page(s) follow)

The Guarantor and the Applicable Subsidiaries have executed and delivered this Guaranty as of the date first above written.

EXANTAS CAPITAL CORP

By:	/s/ Matthew Stern
Name:	Matthew Stern
Title:	President

EXANTAS REAL ESTATE FUNDING 2018-RS06
INVESTOR, LLC

By:	/s/ Matthew Stern
Name:	Matthew Stern
Title:	Executive Vice President

EXANTAS REAL ESTATE FUNDING 2019-RS07 INVESTOR, LLC

By:	/s/ Matthew Stern
Name:	Matthew Stern
Title:	Executive Vice President

EXANTAS REAL ESTATE FUNDING 2020-RS08 INVESTOR, LLC

By:	/s/ Matthew Stern
Name:	Matthew Stern
Title:	Executive Vice President

[Signature Page to Guaranty]

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent

By:	/s/ Josè M. Rodrìguez
Name:	Josè M. Rodrìguez
Title:	Vice President

[Signature Page to Guaranty]